UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                                 February 15, 2002
                Date of Report (Date of earliest event reported)

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
               (Exact Name of Registrant as Specified in Charter)

        TENNESSEE                     1-12762                   62-1543819
(State of Incorporation)      (Commission File Number)       (I.R.S. Employer
                                                          Identification Number)

                         6584 POPLAR AVENUE, SUITE 300
                           MEMPHIS, TENNEESSEE 38138
                    (Address of principal executive offices)

                                 (901) 682-6600
              (Registrant's telephone number, including area code)

             (Former name or address, if changed since last report)

ITEM 7.  Financial Statements and Exhibits
         c.  Exhibits
             Exhibit 99.1  Press Release

ITEM 9.  Regulation FD

Mid America Apartment Communities, Inc. (MAA)
4th Quarter 2001 Earnings Release Conference Call Transcript
February 15, 2002

Eric Bolton: Good morning. This is Eric Bolton, CEO of Mid-America Apartment Communities. With me are Simon Wadsworth, our Chief Financial Officer, and Al Campbell, our Vice President of Financial Planning. In our call this morning we plan to provide additional insights on our fourth quarter operating results which were released yesterday afternoon. Before we proceed, Al will provide required statutory disclosure as well as instructions on how you can access additional information on our results.

Al Campbell: This morning we will make some forward-looking statements. Please refer to the safe-harbor language included in our press release and our 34-Act filings with the SEC, which describe risk factors that may impact future results. This call is being recorded and the press may be participating.

To obtain a copy of yesterday's earnings release as well as a copy of the transcript of our prepared comments this morning, we direct you to our web site at www.maac.net. A replay of this morning's call will be available through February 22nd by dialing 630-652-3000 with the passcode 5198437.

Eric Bolton: Thanks, Al. In our prepared comments this morning we will provide additional insights on fourth quarter operating results. Al will recap portfolio performance by market segment and provide insights on what we expect in 2002 from our major markets. Simon will discuss balance sheet items and our 2002 forecast. I'll conclude with a few additional comments and then we'll open the phone line for any questions that you may have. Our prepared comments will last approximately 20 minutes.

Revenue performance for the fourth quarter was pressured by two factors - a slow down in leasing traffic, primarily at our upper end and higher priced properties, and an increase in leasing concessions as over supply in several markets, coupled with the normally slow holiday leasing, created a very competitive leasing environment.

Our new development properties currently in lease up experienced a 25% decline in leasing traffic in the fourth quarter as compared to the same period of the prior year. However, traffic levels have resumed a more normal seasonal pattern after the first of the year and we expect to complete lease up at both our Lexington and Nashville properties in the second quarter. Our new property in Lexington is currently 86% leased and our Nashville development is currently 78% leased. Phase II of our new Reserve at Dexter Lake property in Memphis is currently 79% leased and we expect construction to be completed on the final 244 unit phase of this development during the second quarter. As noted in our press release, there is only a minimal amount of funding remaining for this construction project. We have no plans to start additional construction at this time and look forward to completing the lease-up of this pipeline over the remainder of the year.

Concession costs within our same store portfolio increased by 36% in the fourth quarter. Over one-third of the increase was attributable to the Memphis properties. New construction delivery in the Memphis market during 2001 was clearly well ahead of absorption. The good news, however, is that absorption remains steady and was in fact up slightly in 2001 from historic norms. Al will have more specifics on the Memphis market in his comments. We are anticipating that concession costs will remain high until the third quarter. Our forecast calls for occupancy to gradually improve as leasing traffic picks up over the spring and summer leasing season and for concession costs to return to more historic norms over the last half of the year. It's worth noting that the overall portfolio's increase in vacancy loss and concession costs in 2001, as compared to the more stabilized operating environment of 2000, reduced FFO by roughly 15 cents a share. So you can see, there is a material amount of earnings upside to capture when markets return to a more balanced state.

Our emphasis on resident retention during this slower leasing period continues to make progress with unit turnover down again this quarter as compared to the prior year. Acquiring new customers in these markets remains expensive and we have a significant and continuing focus on resident retention and further lowering turnover in 2002.

Property operating expense control remains very strong. Property operating expenses, excluding taxes and insurance, were down 1.6% for the quarter. Total same store property operating expenses were flat as compared to prior year. Our utility management programs and resident billing initiative, along with our efforts to lower unit turnover, have contributed to this solid result. Real estate taxes also remain under tight control; essentially flat for the fourth quarter and increasing only 2% for all of 2001. Our current property and casualty insurance program expires effective the end of the second quarter and like most, we are concerned about the pricing of insurance at renewal. We are underway with a number of initiatives to evaluate alternatives and are hopeful that we can achieve a reasonably priced renewal of the program over the second half of 2002.

Our properties are in excellent condition. Recurring capital spending in 2001 was $375 per unit, down from $410 per unit in 2000. We anticipate that we can maintain recurring spending at roughly $380 per unit in 2002.

Al will now spend a few minutes talking about market conditions.

Al Campbell: As Eric mentioned, this quarter proved to be a tough leasing environment for many of our markets. Steady pressure from single family housing and over supply issues in certain markets, coupled with the slower leasing season, created competitive leasing environments causing concessions and vacancy loss to be higher than the same quarter a year ago.

Let's first take a look at Memphis. Overall, the Memphis economy is fairing pretty well, with unemployment below the national average, positive household formation and steady demand for multifamily housing. The annual absorption rate in Memphis has historically averaged around 2,000 units per year. In 2001 the absorption level was actually slightly higher at 2,500 units. However, the market saw over 4,200 new construction units come on line during the year, which well out-paced absorption. This over supply created a very competitive market during the quarter, with our properties averaging 90% occupancy, 3% below prior year. We believe the market has bottomed out as new construction permits have drastically reduced and steady demand is expected over the next few years. We expect market occupancy in Memphis to remain in the low 90's through most of 2002, gradually showing strength in the second half of the year with a reduced concessionary environment.

A slower economy in Atlanta has left a significant volume of new development units coming to market at a time when absorption is running well below historic norms. Occupancy for our five properties in Atlanta, which represents only about 5% of our portfolio, averaged 91% for the quarter, down 4% from the prior year, with the majority of pressure coming from a single property in the Woodstock area in northwest Atlanta, a sub-market directly impacted by oversupply of new units. We do expect continued supply issues and a soft economy in Atlanta during 2002, and have projected further downward pressure on occupancy during the first half resulting in average occupancy of around 90% for the entire year.

There has also been concern over excess supply issues in Austin. However, occupancy for our four properties averaged 95% for the quarter, a strong performance compared to the 91% for the market as a whole. We do expect competition to stiffen as a significant volume of new product is delivered over the next 12 months. We are projecting occupancy for our properties to average 91% in 2002 with increased concessions during the first half.

We also saw increased competition in Dallas during the quarter, as demand in the market was more sluggish than expected. Our properties averaged 92% occupancy during the quarter. However, deliveries of new product have slowed and the job growth pace has held up better than most metros nationwide. We expect demand to be more in balance with supply in Dallas during 2002, providing more stable occupancy and rent growth. Our projections allow for some continued occupancy slippage during the first quarter of 2002 improving in the second half of the year.

Our other major markets continue to hold up well. We see solid occupancy levels in Tampa, Jacksonville, Houston, and Nashville; generally ranging between 94 and 97%. In addition, several of our tertiary markets such as, Chattanooga, Columbus and Augusta, GA, and Jackson, MS continue to post stable results with occupancy holding in the 94% range for this group.

To review our expectations for the portfolio as a whole, in the coming year we expect some continued pressure on occupancy levels during the first quarter, which should begin improving in the second quarter and through the second half of the year. Projected average occupancy for the full year is around 93%. We also expect many of our markets to be very competitive during the first quarter requiring a continued high level of concessions to maintain and begin improving occupancy, which should ease as the year progresses. We are projecting concessions for the same store portfolio to be 3.5% of net potential rent for the first quarter gradually improving each quarter to normal levels of around 2% by year-end.

Simon Wadsworth: Given the tougher than expected operating environment, we were pleased to meet our projected earnings' goal for the quarter, and we were helped in this by reduced interest expense and some favorable results from real estate tax appeals.

On December 1st we completed some additional refinancings, and set the rate on a 5-year $20 million term loan that we had pre-locked at 5.77%. On that date the rate on our variable rate credit facility also dropped to 2.78%. At December 31st our weighted average debt cost was 6.35%, down from 7.16% a year ago. $84 million, or less than 11% of our debt is variable rate, and of this $23 million are tax-exempt low-floaters.

In 2002, we plan refinancing $50 million of debt, although we only have about $15 million of maturities that we are required to refund; we don't anticipate that this will have a significant impact on our interest costs.

You will notice that our Funds Available for Distribution, or FAD, improved from $2.18 per share in 2000 to $2.23 this year. Looking at our free cash flow, adding back non-cash expense items of non-real estate depreciation and amortization of our deferred finance cost, our free cash flow increased to $2.37/share, giving us a 3 cent margin of free cash over our dividend. This is an improvement over 2000, but still short of where we would like to be. We can comfortably fund the dividend, especially given our year over year NOI growth which improves the value and thus the borrowing base of our properties. Additionally, we are forecasting an improving business environment by the second half-year, and by that time we hope to have at least part of our excess balance sheet capacity productively at work, and this will further increase our dividend coverage.

As Eric mentioned, we're projecting the stabilization of our development during this year, but the properties will not reach full earnings potential until 2003, and in the case of Reserve at Dexter Phase III, 2004. Once we reach this level, the development properties should throw off an additional 11 cents/share of FFO compared to 2002. Despite the market-driven delays in reaching stabilization, we continue to project stabilized yields of approximately 9.5% on our latest group of development properties.

Our forecast for this coming year assumes a 0.5% increase in NOI in our same-store portfolio. As Al commented, our concessions are forecast to worsen this first quarter of the year before improving slightly in Q2 and Q3, and settling out to more normal levels in Q4. We're forecasting occupancy to be weak in the first and second quarters, with negative same store NOI growth in both quarters (compared to prior year), but the trend improves after Q1, with positive NOI trends beginning in the third quarter. We've built in interest rate increases of 150 bps on our variable rate debt, especially in the last half of the year. With these assumptions and without any acquisitions or dispositions, our base case for FFO is around the same level of this year, or $2.80, with a range of $2.77 to $2.82.

MAA continues to trade at a discount to Net Asset Value, as we calculate it, and you will have noticed that management continues to buy the stock at current prices.

We are projecting our property and casualty insurance costs to increase by 30% on a same-store basis when the policy renews in July. Our real estate taxes are projected to increase by 4% on a same store basis, compared to a 2% increase in 2001. These two categories total over $26 million of expense and are particularly subject to cost pressures and difficult to forecast at this time.

As mentioned above, our forecasts do not include the use of our $25 million to $50 million of dry powder to make acquisitions. This would be very accretive to our FFO if we can find the right transactions, and we are patiently waiting and remain very disciplined with our capital investment.

Eric Bolton: As Simon noted, our acquisition initiative is active and we continue to look at a number of opportunities. We are optimistic that the challenging market conditions will increasingly generate opportunities which meet our thorough underwriting standards and investment hurdles. Our property and asset management capabilities surrounding acquisition and redevelopment are strong and we are excited about increasing opportunities to focus and leverage on this core competency.

As our balance sheet continues to strengthen, we are steadily moving towards a program of more active capital recycling. Our strategy for the next 2 to 3 years will center on harvesting value from a number of our existing properties and shifting capital from several of our tertiary markets into larger metro and select secondary markets within our regional focus.

While the slow down in the economy has clearly dampened occupancy and FFO performance over the last few months, we are excited about the growing opportunities before us. Our dividend is secure and currently paying a 9.3% yield based on pricing as of the market close yesterday. Our capacity and flexibility to pursue attractive acquisitions is growing. Our current stock price continues to offer a discount opportunity to underlying and current value. We look forward to 2002 and continuing to grow value for our owners.

We invite your questions

(Q&A followed)

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchnage Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    MID-AMERICA APARTMENT COMMUNITIES, INC.

Date:  February 15, 2002            /s/Simon R.C. Wadsworth
                                    Simon R.C. Wadsworth
                                    Executive Vice President
                                    (Principal Financial and Accounting Officer)